CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-139027 of our report dated March 16, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to EpiCept Corporation’s ability to continue as a going concern as discussed in Note 1) relating to the consolidated financial statements of EpiCept Corporation and subsidiaries, appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
January 24, 2007